Exhibit 10.1
ALON USA ENERGY, INC.
AMENDED AND RESTATED 2005 INCENTIVE COMPENSATION PLAN
AWARD AGREEMENT
     This Award Agreement is entered into this 5th day of May, 2011 (the “Grant Date”), between Paul Eisman (the “Participant”) and Alon USA Energy, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Participant is an employee of the Company or one of its Subsidiaries, and a Senior Officer within the meaning of the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan (the “Plan”); and
     WHEREAS, the grant of Restricted Stock Units evidenced by this agreement (the “Agreement”) was authorized by a resolution of the Board of Directors of the Company (the “Board”).
     1. Grant.
     Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, which is incorporated herein by reference, the Company hereby grants to the Participant on the Grant Date 500,000 Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Common Stock”) upon the vesting of the Restricted Stock Unit. This Agreement constitutes an “Evidence of Award” under the Plan.
     2. Voting Rights of Participant.
     The Participant will have no voting rights with respect to the Restricted Stock Units.
     3. Dividend Rights and Dividend Equivalent Payments. Except as provided in this Section, the Participant will have no right to receive dividends with respect to the Restricted Stock Units. From and after the Grant Date, the Participant will be entitled to receive, whenever a cash dividend is paid on shares of Common Stock , an amount of cash equal to the product of (A) the per-share amount of the dividend paid and (B) the Dividend Share Amount, set forth in the table below for the period in which the dividend is paid (as determined below) (the “Dividend Equivalent Payment”), provided the Participant has not received the shares of Common Stock underlying the Restricted Stock Units in accordance with Section 6 hereof or otherwise forfeited the Restricted Stock Units in accordance with Section 5 hereof.

Dividend Share
Period	Amount
From the Grant Date through March 1, 2012	100,000
From March 1, 2012 through March 1, 2013	200,000
From March 1, 2013 through March 1, 2014	300,000
From March 1, 2014 through March 1, 2015	400,000

All Dividend Equivalent Payments will be made no later than 10 days after dividends are paid on the underlying Common Stock. Notwithstanding the foregoing, Participant shall receive within 10 days of the Grant Date a Dividend Equivalent Payment for the dividend paid on the Common Stock in the first quarter of 2011 in an amount of cash equal to the product of (A) $.04 per share and (B) 100,000.
     4. Restrictions on Transfer. The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Participant; provided, however, that the Participant’s interest in the Restricted Stock Units may be transferred by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Restricted Stock Units will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Restricted Stock Units.
     5. Vesting of Awards.
          (a) Restricted Stock Units. All 500,000 Restricted Stock Units granted to Participant under this Agreement will vest on March 1, 2015 (the “RSU Vesting Date”), provided the Participant remains in the continuous employ of the Company and its Subsidiaries during the period from the Date of Grant to the RSU Vesting Date.
     For purposes of this Agreement, the continuous employment of the Participant with the Company and its Subsidiaries will not be deemed to have been interrupted, and the Participant will not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of the Participant’s employment among the Company and its Subsidiaries or a leave of absence approved by the Company’s Executive Chairman of the Board.
          (b) Involuntary Termination, Termination for Good Reason, Death and Disability. Notwithstanding the provisions of Section 5(a) and (b), the non-vested Restricted Stock Units will vest in full upon (i) the involuntary termination of the Participant’s employment by the Company and its Subsidiaries for a reason other than Cause, (ii) the Participant’s termination of employment with the Company and its Subsidiaries for Good Reason, or (iii) the Participant’s termination of employment with the Company and its Subsidiaries due to the death or permanent and total disability of the Participant, as determined by the Committee. Upon the occurrence of any of these events, the vested Restricted Stock Units will be settled in Common Stock as provided in Section 6 by the Participant or, in the event of the Participant’s death or disability, by the Participant’s legal representative.
          (c) Change in Control. Notwithstanding the provisions of Section 5(a), (b) or (c), the following vesting rules shall apply in connection with a Change in Control: (i) if the Participant does not receive an offer of continued employment on similar terms from the Company or its Subsidiaries (or any successors or affiliates) in connection with a Change in Control (for a reason other than Cause), all non-vested Restricted Stock Units will fully vest immediately prior to the Change in Control; (ii) if the Participant’s employment with the Company and its Subsidiaries (and any successors or affiliates) is involuntarily terminated without Cause following a Change in Control, all non-vested Restricted Stock Units will fully vest upon such termination; and (iii) if the Participant remains employed by the Company or its Subsidiaries (or any successors or affiliates) for a period of one year following a Change in

Control, all non-vested Restricted Stock Units with fully vest on the first anniversary of the Change in Control.
          (d) Forfeiture. In the event the Participant terminates employment with the Company and its Subsidiaries for any reason other than disability, death, involuntary termination by the Company other than for Cause or termination by the Participant for Good Reason, the Restricted Stock Units will be forfeited immediately and the Participant will not be entitled to any Common Stock or Dividend Equivalent Payments hereunder.
     6. Settlement of Restricted Stock Units. At such time as the Restricted Stock Units vest as provided in this Agreement, shares of Common Stock underlying such Restricted Stock Units will be transferred to the Participant no later than 20 days after vesting, except as provided in this Section. The shares of Common Stock underlying the Restricted Stock Units will be transferred to the Participant by the Company’s transfer agent at the direction of the Company. At such time as the Restricted Stock Units vest, the Company will direct the transfer agent to forward all such shares of Common Stock to the Participant, except in the event the Participant has notified the Company of his election to satisfy any tax obligations by surrender of a portion of such shares, in which case the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.
     7. [Intentionally Left Blank.]
     8. Taxes and Withholding. To the extent that the Company is required to withhold any federal, state, local or foreign taxes in connection with the issuance of any Common Shares or other securities pursuant to this Agreement, it will be a condition to the transfer of the Common Shares that the Participant will pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. The Participant may elect to satisfy all or any part of any such withholding obligation by retention by the Company of a portion of the Common Shares that are transferred to the Participant hereunder, and the Common Shares so retained will be credited against any such withholding obligation at the Market Value per Share on the date of such issuance or transfer. However, in no event may the Participant elect to have a number of Common Shares withheld in excess of the number of Common Shares required to satisfy the Company’s minimum statutory tax withholding obligation.
     9. Compliance with Law. The Company will comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Common Shares or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
     10. Definitions. Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Plan. For purposes of this Agreement, the terms set forth below will have the following meanings:
          (a) “Cause” means (i) the Participant’s conviction of a felony or a misdemeanor where imprisonment is imposed for more than 30 days; (ii) the Participant’s commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records; (iii) the Participant’s improper disclosure of confidential information of the

Company; (iv) any intentional action by the Participant having a material detrimental effect on the Company’s reputation or business; (v) any material breach by the Participant of this Agreement or the Participant’s employment agreement with the Company or one of its Subsidiaries, which breach is not cured within ten (10) business days following receipt by the Participant of written notice of such breach; (vi) the Participant’s unlawful appropriation of a corporate opportunity; or (vii) the Participant’s intentional misconduct in connection with the performance of any of the Participant’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure to the detriment of the Company any profit in connection with any transaction entered into on behalf of the Company, any material misrepresentation to the Company, or any knowing violation of law or regulations to which the Company is subject.
          (b) “Change in Control” means the occurrence after the date of this Agreement of any of the following events:
               (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or
               (ii) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, (1) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before the transaction or (2) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee assumes the obligations of the Company under this Agreement and either (1) is or becomes a Subsidiary of the transferor of such assets or (2) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders; or
               (iii) the adoption of a plan relating to the liquidation or dissolution of the Company.
          (c) “Good Reason” means (i) without the Participant’s prior written consent, the Company reduces Participant’s base compensation or the percentage of the Participant’s base compensation established as the Participant’s maximum target bonus percentage for purposes of the Company’s annual cash bonus plan, (ii) any material breach by the Company or its

Subsidiaries of this Agreement or the Participant’s employment agreement with the Company or one of its Subsidiaries, which breach is not cured within ten (10) business days following receipt by the Company of written notice of such breach; and (iii) without the Participant’s prior written consent, the Company requires the Participant to be based at an office or location that is more than 35 miles from the location at which the Participant was based on the Date of Grant, other than in connection with reasonable travel requirements of the Company’s business.
          (d) “Market Value per Share” means, at any date, the closing sale price of the Common Stock on that date (or, if there are no sales on the date, the last preceding date on which there was a sale) on the principal national securities exchange or in the principal market on or in which the Common Stock is traded. If there is no regular public trading market for the Common Stock, the Market Value per Share will be the fair market value of a share of Common Stock, without discount for minority interest, illiquidity or restrictions on transfer, as determined in good faith by agreement of the Participant and the Board; provided that if no agreement is reached within 30 days, the fair market value of a share of Common Stock will be determined by an independent, recognized investment bank, accounting firm or business valuation company mutually agreed to by the parties (the “Appraiser”) and whose determination of Market Value per Share will be conclusive and binding. The costs of the Appraiser will be borne equally by the Participant and the Company.
          (e) “Permitted Holders” means Alon Israel Oil Company, Ltd., Bielsol Investments (1987) Ltd., and Tabris Investments Inc.
     11. General Provisions.
          (a) The Company may assign any of its rights and obligations under this Agreement. Any assignment of rights and obligations by the Participant requires the Company’s prior written consent. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.
          (b) The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
          (c) The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.
          (d) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.
          (e) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.
          (f) This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
          (g) This Agreement may be amended as provided in the Plan, provided all such amendments will be in writing. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the Plan amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Participant under this Agreement without the Participant’s consent. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement will constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein will constitute a subsequent waiver of such provision or of any other provision herein, nor will it constitute the waiver of any performance other than the actual performance specifically waived.
          (h) It is intended that that any amounts payable under this Agreement and the Committee’s exercise of authority or discretion hereunder comply with the provisions of Code Section 409A so as not to subject the Participant to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. Reference to Code Section 409A will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. In particular, to the extent Restricted Stock Units vest and the event causing the Restricted Stock Units to vest is an event that does not constitute a permitted distribution under Code Section 409A and the settlement of the Restricted Stock Units would not constitute short term deferral within the meaning of Code Section 409A, then issuance of the Common Stock will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earlier of (a) the Participant’s “separation from service” with the Company; provided, however, if the Participant is a “specified employee” (within the meaning of Code Section 409A), the date of issuance of the Common Stock will be the date that is six months after the date of the Participant’s separation from service, (b) the seventh anniversary of the Date of Grant, or (c) the Participant’s death. Notwithstanding the foregoing, no particular tax result for the Participant with respect to any income recognized by the Participant in connection with this Agreement is guaranteed, and the Participant will be responsible for any taxes, penalties and interest imposed on the Participant in connection with this Agreement.
          (i) This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware.

     12. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
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     The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. The Committee, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with this Agreement.

ALON USA ENERGY, INC.
By:	/s/ David Wiessman
	Name:	David Wiessman
	Title:	Executive Chairman of the Board of Directors

ACCEPTED:
/s/ Paul Eisman
Signature of Participant